FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SALES IN 2012
Raises Guidance for 2013

New York, New York, January 29, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that 2012 net sales rose 6.3% to a record $654.1 million, ahead of previous guidance of $632.0 million due to better than expected fourth quarter sales.  At comparable foreign currency exchange rates, 2012 net sales increased 9.4%.  Net sales for the fourth quarter of 2012 were approximately $176.9 million, a 6.4% decrease from $189.1 million in the fourth quarter of 2011, a period of unprecedented product launches.  At comparable foreign currency exchange rates, fourth quarter net sales declined 7.7%.  Inter Parfums plans to issue its results for the fourth quarter and year ended December 31, 2012 on March 12, 2013.

	Three months ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	($ in millions)

European-based product sales	$ 152.4	$ 169.6	(10.1)%	$ 571.8	$ 552.4	3.5%
United States-based product sales	24.5	19.5	25.9%	82.3	62.8	31.1%
	$ 176.9	$ 189.1	(6.4)%	$ 654.1	$ 615.2	6.3%

** Percentage changes of sales by brand and regions noted below refer to local currency

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "Several of the major ongoing brands in our portfolio performed exceptionally well in the fourth quarter and for the full year, primarily due to sales momentum within existing lines.  2012 Lanvin sales ran 5% ahead of 2011 thanks to the endurance of Eclat d'Arpège, with sales continuing to grow ten years after the fragrance was introduced.  The increase in Lanvin brand sales also reflected the launch of the Jeanne Lanvin Couture line.  Montblanc sales have been impressive with brand sales up 51% for the full year, owing to the extraordinary appeal of the men's line, Legend.  Introduced in 2011, Legend is now our best-selling men's fragrance across all prestige brands in our portfolio.  The Jimmy Choo signature fragrance line has also done extremely well achieving 36% full year sales growth over the scent's debut year."

He continued, "For 2012, Burberry fragrance sales were up 6% with double-digit growth by the brand's historic lines and the continuing success of the Burberry Body line, although impacted by lower sales from the Burberry Sport line.  S.T. Dupont fragrance sales rose 5%, and Boucheron has become a meaningful contributor in 2012 with the gradual re-release of the brand's fragrance collections along with our first initiative, Jaipur Bracelet."

Discussing prestige sales by region, Mr. Madar noted, "Top line growth has been especially strong in North America as 2012 sales were 29% ahead of 2011 thanks in great part to the performance of Jimmy Choo and Montblanc fragrances.  Our sales in Western Europe were up 5% despite reduced consumer spending in selected countries.  Growth continued in the Middle East, spurred by Saudi Arabia, resulting in a more than 17% increase in sales.  Russia drove sales in Eastern Europe producing a 10% improvement in this region.  Asia, and China in particular, showed continued momentum with year-over-year sales growth of nearly 12%."

On the subject of U.S.-based operations, Mr. Madar went on to say, "The inclusion of Anna Sui fragrances in 2012 drove the 31% sales increase.  International distribution of U.S. specialty retail brands, and several fragrance launches for namesake stores also factored into the top line growth.  Additionally, in the final months of 2012, we began to ship Lanvin travel amenities to Sofitel Hotels."

Burberry Exit Payment
As we previously reported, the $239 million exit payment for the Burberry license agreement was received on December 21, 2012.  As a result, we expect to report a pre-tax gain on termination of license in excess of $200 million in our 2012 consolidated income statement.  The tax on the gain of approximately 36% is expected to be paid on April 15, 2013.

Increases 2013 Guidance
Russell Greenberg, Executive Vice President & Chief Financial Officer stated, "Based upon sales achieved in 2012 and excluding the effect of the termination of the Burberry license, we expect to beat our current 2012 guidance of approximately $35.9 million or $1.17 per diluted share in net income attributable to Inter Parfums, Inc."

He continued, "With strong sales momentum continuing into 2013, plus the addition of Alfred Dunhill fragrances in the spring, we are increasing our guidance for the year to approximately $480 million in net sales resulting in net income attributable to Inter Parfums, Inc. in range of $0.90 to $0.92 per diluted share.  As was the case with our previous guidance of net sales of approximately $460 million and $0.86 per diluted share attributable to Inter Parfums, Inc., the new guidance factors in the impact of the transition agreement with Burberry through March 31, 2013, as well as the introduction of new scents for Jimmy Choo, Lanvin, Van Cleef & Arpels, Boucheron, Repetto, Anna Sui and bebe.  Guidance assumes the dollar remains at current levels."

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld, Repetto, Alfred Dunhill, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com